Exhibit 3.1

Execution Version

AMENDMENT NO. 4
TO THE
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
BREITBURN ENERGY PARTNERS L.P.

This Amendment No. 4 to the First Amended and Restated Agreement of Limited Partnership of BreitBurn Energy Partners L.P., a Delaware limited partnership (the “Partnership”), dated as of April 5, 2010 (this “Amendment”), is made and entered into by BreitBurn GP, LLC, a Delaware limited liability company, as general partner of the Partnership (the “General Partner”) and as the lawful agent and attorney-in-fact for and on behalf of each of the limited partners of the Partnership.  Capitalized terms used herein and not otherwise defined are used as defined in the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 10, 2006 (the “First Amended LP Agreement”), as amended by Amendment No. 1 thereto (“Original Amendment No. 1”), dated as of June 17, 2008, Amendment No. 2 thereto (“Amendment No. 2”), dated as of April 7, 2009, and Amendment No. 3 thereto (collectively with Original Amendment No. 1 and Amendment No. 2, the “Amendments”), dated as of August 27, 2009 (as so amended, the “LP Agreement”).

WITNESSETH

WHEREAS, the Partnership is a Delaware limited partnership that was formed under the Delaware Revised Uniform Limited Partnership Act, 6 Del.  C. § 17-101, et seq., and is currently governed by the LP Agreement;

WHEREAS, the Partnership was involved in litigation (the “Litigation”) filed by Quicksilver Resources Inc. (“Quicksilver”) in the 48th District Court, Tarrant County, Texas (the “Court”) relating to, among other things, the adoption of Section 13.4(b) of the LP Agreement;

WHEREAS, the first annual meeting of the Limited Partners, which was originally intended to be held in 2009, was postponed as a result of the Litigation and is now expected to be held in 2010;

WHEREAS, at that first annual meeting, it is expected that an election will be held to elect successors to the Directors whose term was originally intended to expire in 2009 (i.e., the Class I Directors) and the Directors whose term was originally intended to expire in 2010 (i.e., the Class II Directors);

WHEREAS, the Class I Directors to be elected at the first annual meeting shall be elected for a term that will expire three years after the year in which the initial annual meeting was originally intended to be held (i.e., 2012), and the Class II Directors to be elected at the first annual meeting shall be elected for a term that will expire three years after the year in which the annual meeting for their election was originally intended to be held (i.e., 2013);

WHEREAS, in connection with the settlement of the Litigation, the Partnership, BreitBurn GP, LLC, Quicksilver, Provident Energy Trust, Randall H. Breitenbach and Halbert S. Washburn entered into a Settlement Agreement dated April 5, 2010 (the “Settlement Agreement”), pursuant to which the Partnership and Quicksilver agreed to the dismissal of the Litigation in exchange for mutual promises and covenants;

WHEREAS, as contemplated by the Settlement Agreement, the Court entered an order declaring that the Amendments have been validly adopted and constitute valid and binding amendments to the First Amended LP Agreement;

WHEREAS, the Court entered an order declaring that Revised Amendment No. 1 to the First Amended LP Agreement, dated as of December 29, 2009 (“Revised Amendment No. 1”) was not validly adopted and is not part of the LP Agreement, and the General Partner has withdrawn Revised Amendment No. 1 and, as a result, Revised Amendment No. 1 is invalid and of no force or effect; and

WHEREAS, the General Partner desires to amend Section 13.4 of the LP Agreement to address certain of the mutual obligations of the Partnership and Quicksilver contained in the Settlement Agreement.

NOW, THEREFORE, intending to be legally bound, the General Partner, on its own behalf and on behalf of all Limited Partners, agrees as follows:

I.	AMENDMENT.

Section 13.4 of the LP Agreement is hereby amended by inserting a new subsection (c) thereof that reads as follows:

“(c)  Any vote, consent or other action taken by or on behalf of Quicksilver Resources Inc. (“Quicksilver”) in breach of Sections 6.5, 7.1 or 7.2 of the Settlement Agreement, dated as of April 5, 2010, among the Partnership, BreitBurn GP, LLC, Quicksilver, Provident Energy Trust, Randall H. Breitenbach and Halbert S. Washburn, shall, to the extent in breach, be null and void and shall not be counted or considered as a vote, consent or other action.  For the avoidance of doubt, Quicksilver shall not, as a result of the foregoing, be considered a separate class of Limited Partner and the Common Units held by Quicksilver shall not be considered a separate class of Common Units.”

II.	MISCELLANEOUS.

1.           Successors and Assigns.  This Amendment shall be binding upon, and shall enure to the benefit of, each of the Partners, and their respective successors and assigns.

2.           Full Force and Effect.  Except to the extent modified hereby, the LP Agreement shall remain in full force and effect.

3.           Governing Law.  This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

4.           Execution in Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

5.           Effectiveness.  This Amendment shall be effective as of the Effective Time (as defined in the Settlement Agreement).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

GENERAL PARTNER:

BREITBURN GP, LLC

By:	/s/Halbert S. Washburn
	Name:	Halbert S. Washburn
	Title:	Chief Executive Officer

LIMITED PARTNERS:

ALL LIMITED PARTNERS PREVIOUSLY ADMITTED TO THE PARTNERSHIP THAT CONTINUE TO BE LIMITED PARTNERS ON THE DATE HEREOF:

By:	BreitBurn GP, LLC, as attorney-in-fact pursuant to the power of attorney granted under Section 2.6 of the LP Agreement

	By:	/s/Halbert S. Washburn
		Name:	Halbert S. Washburn
		Title:	Chief Executive Officer